Free Writing Prospectus
Filed Pursuant to Rule 433
Dated: June 26, 2014

Registration Statement No. 333-181985

Free Writing Prospectus dated June 26, 2014

$1,124,470,000
Mercedes-Benz Auto Receivables Trust 2014-1
Issuing Entity

Daimler Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a prospectus supplement dated July __, 2014 (subject to completion, dated June 26, 2014) and prospectus dated June 26, 2014 which describes the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings
Class A-1	P-1 (sf)	F1+ (sf)
Class A-2	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

Deutsche Bank Securities	Credit Agricole Securities	Mitsubishi UFJ Securities

Co-Managers

RBC Capital Markets		RBS

Daimler Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Daimler Retail Receivables LLC has filed with the SEC for more complete information about Daimler Retail Receivables LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Daimler Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.